Exhibit 99.1

Contacts: Media Alecia Pulman (203) 682-8224 apulman@icrinc.com
For Immediate Release –
Investor Relations Fitzhugh Taylor (203) 682-8261 ftaylor@icrinc.com

 Ruth’s Hospitality Group, Inc. Reports Third Quarter 2013 Financial Results
- Total Revenues Increase 5.0% -

WINTER PARK, Fla.—(BUSINESS WIRE)—November 1, 2013—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 29, 2013.

Highlights for the third quarter of 2013 compared to the third quarter of 2012 were as follows:

The Company reported net income of $2.9 million or $0.08 per diluted share in the third quarter of 2013, compared to net income of $0.8 million or $0.02 per diluted share in the third quarter of 2012.

●	Net income in the third quarter of 2013 included a non-recurring $1.3 million after-tax benefit related to two insurance settlements.
●

Excluding the non-recurring insurance settlement benefit and results from discontinued operations, non-GAAP diluted earnings per common share was $0.05 in the third quarter of 2013 compared to $0.02 in the third quarter of 2012. The Company believes that non-GAAP earnings per diluted share, which excludes non-recurring and non-operating items from both periods, provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of Non-GAAP Financial Measures table for additional information.

Restaurant sales in the third quarter increased 4.3% to $84.4 million compared to $80.9 million in the prior year.

●	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 4.2%.
●	Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 1.4%.

Total operating costs in the third quarter, excluding the non-recurring insurance settlements, increased 4.2%, or $3.5 million compared to the third quarter of 2012.

●

Food and beverage costs, as a percentage of restaurant sales, decreased 44 basis points in the third quarter to 31.4% due to changes in menu mix coupled with a cumulative menu pricing increase of 1.7%.

●	Restaurant operating expenses, as a percentage of restaurant sales, were flat in the third quarter at 55.5%.
●	General and administrative expenses increased $1.3 million to $7.3 million in the quarter.

At the end of the third quarter of 2013, the Company had $37.0 million in debt outstanding under its senior credit facility, a decrease of $3.0 million from $40.0 million at the end of the second quarter and a decrease of $32.0 million from the end of the third quarter of 2012. Additionally, the Company’s Board of Directors, as part of the Company’s focus on shareholder returns, has approved the payment of a quarterly cash dividend to shareholders of $0.04 per share. This dividend will be paid to shareholders on November 26, 2013 to all common shareholders of record as of the close of business on November 14, 2013.

“We are pleased to see our business momentum carry into the third quarter,” stated Michael P. O'Donnell, Chairman, President and Chief Executive Officer of Ruth's Hospitality Group, Inc. “Our revenue growth of 5.0% was driven by another comparable restaurant sales increase at Ruth’s Chris Steak House that included a continuation of solid traffic gains. Our development activity continues to bear fruit, exhibited by four new leases signed, and we expect new unit activity to increasingly contribute to our growth going forward. With a healthy capital structure and growing profitability, we are well-positioned to reinvest in our existing business, continue to invest in new restaurant development and return capital to shareholders.”

Review of Third Quarter 2013 Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $88.6 million in the third quarter of 2013 compared to $84.3 million in the same quarter last year.

Company-owned restaurant sales increased 4.3% to $84.4 million for the third quarter of 2013 from $80.9 million in the same quarter last year. Excluding discontinued operations, total operating weeks for all brands during the third quarter increased to 1,102 from 1,092 in the third quarter of 2012.

Ruth’s Chris Steak House Sales

●	63 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2013.
●	Total operating weeks for the third quarter of 2013 increased to 816 weeks from 806 weeks in the third quarter of 2012.
●

Average weekly sales for Ruth’s Chris Steak House were approximately $81.0 thousand in the third quarter of 2013, an increase of 5.0% compared to approximately $77.1 thousand in the third quarter of 2012.

●

For the third quarter of 2013, the increase in comparable sales at Company-owned Ruth’s Chris Steak House restaurants was 4.2%, which consisted of a traffic increase of 3.2% combined with an average check increase of 0.9%.

Mitchell’s Fish Market Sales

●	19 Company-owned Mitchell’s Fish Market restaurants were open at the end of the third quarter of 2013, which is the same number of restaurants open at the end of the prior year third quarter.
●	Total operating weeks for the third quarter were flat year-over-year at 247.
●	Average weekly sales at Mitchell’s Fish Market were approximately $67.6 thousand in the third quarter of 2013, a decrease of 1.4% compared to approximately $68.6 thousand in the third quarter of 2012.
●	For the third quarter of 2013, the decrease in comparable sales at Mitchell’s Fish Market restaurants was 1.4%, which consisted of a traffic decrease of 4.8% and an average check increase of 3.5%.

Franchise Income

●	74 franchisee-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2013 compared to 71 at the end of the prior year third quarter.
●

Franchise income increased 7.4% to $3.5 million in the third quarter of 2013 from $3.3 million in the prior year period, driven by the increase in comparable franchisee-owned restaurant sales and new franchised unit development during the last 12 months.

●

For the third quarter of 2013, the increase in comparable franchisee-owned restaurant sales was 1.4%, which included a 1.8% increase in domestic comparable franchisee-owned restaurant sales partially offset by a 0.6% decrease in international comparable franchisee-owned restaurant sales.

Financial Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them. We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based on current information, Ruth's Hospitality Group, Inc. is updating its full year 2013 outlook:

●	Cost of goods sold of 31.0% to 32.0% of restaurant sales
●	Restaurant operating expenses of 50.0% to 51.0% of restaurant sales
●	Marketing and advertising expenses of 3.0% to 3.5% of total revenues
●	General and administrative expenses of $28 million to $30 million
●	Effective tax rate of 28.0% to 32.0%
●	Capital expenditures of $14 million to $16 million
●

Basic shares outstanding of 34.5 million to 35.5 million, and fully-diluted shares outstanding of 35.5 million to 36.5 million, in both cases exclusive of any share repurchases under the Company’s share repurchase program

Conference Call

The Company will host a conference call to discuss third quarter 2013 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Arne Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 719-457-2689. A replay will be available one hour after the call and can be accessed by dialing 858-384-5517; the password is 8952533. The replay will be available until November 8, 2013. The call will also be webcast live from the Company's website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. Ruth’s Hospitality Group, Inc., headquartered in Winter Park, Fla, was originally founded in 1965 and currently has more than 150 Company- and franchisee-owned restaurants worldwide.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. These forward-looking statements include all statements other than those made solely with respect to historical facts and include, but are not limited to, statements regarding the Company’s financial outlook, objectives, plans or goals. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Actual results could differ materially from those projected, implied or anticipated by these forward-looking statements. Some of the factors that could cause actual results to differ include: changes in economic conditions and general trends; the loss of key management personnel; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; the Company’s ability to protect its name and logo and other proprietary information; the impact of litigation; the restrictions imposed by the Company’s Amended and Restated Credit Agreement; and the risk factors or uncertainties identified in the reports the Company files with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2012 and subsequently filed Quarterly Reports on Form 10-Q, all of which are available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release after the date hereof, whether as a result of new information, future events or otherwise.

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 23,	September 29,	September 23,
	2013	2012	2013	2012

Revenues:
Restaurant sales	$84,376	$80,901	$282,304	$268,674
Franchise income	3,498	3,256	10,809	9,955
Other operating income	708	177	4,645	3,081

Total revenues	88,582	84,334	297,758	281,710

Costs and expenses:
Food and beverage costs	26,462	25,732	87,411	85,966
Restaurant operating expenses	46,788	44,842	144,006	138,591
Marketing and advertising	2,036	2,206	7,636	6,344
General and administrative costs	7,257	5,969	21,849	19,082
Depreciation and amortization expenses	3,061	3,577	9,804	10,923
Pre-opening costs	317	145	460	266
Gain on settlements	(2,156)	0	(2,156)	0

Total costs and expenses	83,765	82,471	269,010	261,172

Operating income	4,817	1,863	28,748	20,538

Other income (expense):
Interest expense, net	(415)	(680)	(1,346)	(1,759)
Debt issuance costs written-off	0	0	0	(807)
Other	(92)	16	(54)	89

Income from continuing operations before income tax expense	4,310	1,199	27,348	18,061
Income tax expense	1,370	320	7,788	5,296

Income from continuing operations	2,940	879	19,560	12,765
Income (loss) from discontinued operations, net of income taxes	(53)	(77)	(1,246)	(35)

Net income	$2,887	$802	$18,314	$12,730

Preferred stock dividends	0	0	0	514
Accretion of preferred stock redemption value	0	0	0	73

Excess of redemption value over carrying value of preferred shares redeemed	0	0	0	35,776
Net income (loss) applicable to preferred and common shareholders	$2,887	$802	$18,314	(23,633)
Basic earnings (loss) per common share:
Continuing operations	$0.08	$0.02	$0.57	$(0.69)
Discontinued operations	0	0	(0.04)	0
Basic earnings (loss) per share	$0.08	$0.02	$0.53	$(0.69)

Diluted earnings (loss) per common share:
Continuing operations	$0.08	$0.02	$0.55	$(0.69)
Discontinued operations	0	0	(0.04)	0
Diluted earnings (loss) per share	$0.08	$0.02	$0.51	$(0.69)

Shares used in computing net income (loss) per common share:
Basic	34,956,353	34,373,629	34,688,579	34,283,068
Diluted	35,795,508	35,185,209	35,729,451	34,283,068

Dividends declared per common share	$0.04	$-	$0.08	$-

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Selected Balance Sheet Data - Unaudited

(Amounts in thousands)

	September 29,	December 30,
	2013	2012
Cash and cash equivalents	$5,277	$7,909
Total assets	223,327	231,357
Long-term debt	37,000	45,000
Total shareholders' equity	98,877	82,388

The operating results of a location closed in March 2013 have been reclassified to the discontinued operations line of the condensed consolidated statements of income (loss). These reclassifications had no effect on previously reported net income.

NON-GAAP MEASURE

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain non-recurring items and income (loss) on discontinued operations. This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a period-over-period basis. However, because this measure is not determined in accordance with accounting principles generally accepted in the United States, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements.

Reconciliation of Non-GAAP Financial Measure - Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 29,	September 23,	September 29,	September 23,
	2013	2012	2013	2012
GAAP net income (loss) applicable to preferred and common shareholders	$2,887	$802	$18,314	(23,633)
Net of tax impact of excluding certain non-recurring items - see Note	(1,298)	-	(1,298)	546
Impact of excluding certain non-recurring income tax items	-	-	(784)	263
Net of tax impact of excluding loss (income) on discontinued operations	53	77	1,245	35
Impact of excluding excess of redemption value over carrying value of preferred shares redeemed	-	-	-	35,776
Non-GAAP net income applicable to preferred and common shareholders	$1,642	$879	$17,477	$12,987

Non-GAAP diluted earnings per share	$0.05	$0.02	$0.49	$0.35

Shares:
Weighted average number of common shares outstanding - basic	34,956,353	34,373,629	34,688,579	34,283,068
Dilutive shares	839,155	811,580	1,040,872	844,881
Dilutive convertible preferred stock	-	-	-	2,368,321
Weighted-average number of common shares outstanding - diluted	35,795,508	35,185,209	35,729,451	37,496,270

Note: Excludes 2013 after tax impacts of gains from two casualty loss claims; and 2012 after tax impacts of debt issuance costs written-off and legal fees related to the amendment to the senior credit facility.